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                                  Exhibit 11B.
                       Sunquest Information Systems, Inc.
                 Computation of  Pro Forma Net Income Per Share
                    (In thousands, except per share amounts)
                                  (Unaudited)
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
                                                   Three Months Ended       Six Months Ended
                                                         June 30,               June 30,
                                                   ------------------       -----------------
                                                     1996       1995           1996     1995
                                                   -------    -------        -------  -------
Total number of common shares outstanding           11,904     11,904         11,904   11,904


Weighted average common shares issued
  through initial public offering                    1,150         --            575       --

Weighted average shares outstanding                 13,054     11,904         12,479   11,904
                                                   =======    =======        =======  =======

Pro forma net income                               $ 1,999    $   706        $ 2,892  $   207
                                                   =======    =======        =======  =======
Pro forma net income per share                     $  0.15    $  0.06        $  0.23  $  0.02
                                                   =======    =======        =======  =======

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